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January 21, 1999


To Whom It May Concern,

Forrester Research, Inc. has verified that the information contained in the attached paragraph is accurate and reflects Forrester's views. Forrester Research thereby gives Who? Vision Systems, Inc. permission to use this information in its required SEC filings. If you have any questions or need additional information, please feel free to contact me at the number below.




/s/ Michael Shirer
-----------------------------
Michael Shirer
Public Relations Manager
Forrester Research, Inc.
617-806-6011

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